Exhibit 21

Subsidiaries of the Registrant

Allin Corporation wholly owns the following subsidiaries:

Name of Subsidiary	State of Incorporation	Additional Names under which Subsidiary Conducts Business
Allin Consulting of Pennsylvania, Inc.	Pennsylvania	Allin Consulting
Allin Corporation of California	California	Allin Consulting
Allin Interactive Corporation	Delaware	Allin Interactive
Allin Network Products, Inc.	California
Allin Holdings Corporation	Delaware

Except as noted above, each subsidiary does business exclusively under its corporate name, with or without the corporate indicator.

Exh. 21-A